Exhibit 10.1

Representative of Party A	Phone:	Fax:	Cell:
Representative of Party B	Phone:	Fax:	Cell:
Representative of Party C	Phone:	Fax:	Cell:

License Agreement of Sales Agent and Platform of IB-LIVE

Number

Party A: Shaanxi Entai Bio-Technology Co. Ltd.	(Hereinafter referred to as Party A)

Party B: Xi’an Hedetang Nutritious Food Research Institute Co. Ltd.	(Hereinafter referred to as Party B)

Party C: GlobalKey Supply Chain Ltd.	(Hereinafter referred to as Party C)

In order to expand the market and promote the sales, after negotiation and by mutual agreement, the three parties reached agreement on the sales of Party A's products of IB-LIVE series as follows:

Article 1: Agent and Guarantee

1. Party A appoints Party B as its sole global (including China) agent of Party A's IB-LIVE series products (hereinafter referred to as Products). (Party A agrees to provide the Products to Party B at the agent price of             * per box plus tax, and each box has two tablets). Party B has the right to appoint general distributor with Party A’s permission.

2. Party B shall pay a security deposit of RMB 5,000,000 Yuan to Party A. Party C shall pay a security deposit of RMB 10,000,000 Yuan to Party A. The security deposit shall be paid within a year.

Article 2: Authorized Territory

1. Party A and Party B authorize Party C as the global general distributor and the sole operating platform of the Products. (Party B agrees to provide the Products to Party C at the general distributor price of             * per box plus tax, and each box has two tablets). Party C shall be in charge of the actual product marketing, sales and sales channel development, product promotion and other business activities. Party C has the right to develop distributors worldwide.

2. During the term of this agreement, Party C shall be entitled to sell or manage the Products in the name of Party A and Party B or either of them.

3. Without Party A’s permission, Party B and Party C shall not transfer its sole global agent right and sole global distributor and operating platform right, respectively to any third party. Otherwise, Party B and Party C shall bear all the losses and expenses caused by such unauthorized transfer.

4. Party B and Party C shall provide the following to Party A when signing this agreement: company qualification, the copy of the identification of legal representative or authorized personnel who sign this agreement, basic information and other formalities.

* This provision has been purposely omitted and separately filed with the Commission. Confidential treatment has been requested with respect to such portion of this Agreement.

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Article 3: Take delivery, Invoice and Clearing

1. Take delivery: Party A shall deliver the Products to the designated place by Party C within 3 days upon receiving Party C’s notice.

2. Payment methods: Party A only receives cash check, online bank transfer and cash. Other payment methods shall be negotiated by both parties. Other payment methods will be rejected without getting permission first. As agreed by all three parties, every Friday is the clearing date. Three parties shall complete the clearing on the same date for the Products delivered during the week and parties shall not delay payments.

3. Invoice: Party A shall provide value added tax invoice to Party B or its designated company. Party B or its designated company shall provide value added tax invoice to Party C. All invoices shall be delivered separately from the delivery of the Products.

Article 4: Place of Delivery and Freight

1. The place of delivery shall be the warehouse designated by Party C.

2. The freight to the place of delivery shall be paid by Party A. Party A usually delivers by road or rail. If Party C requests for other delivery methods, it should bear such freight. Party A should bear the extra freight expenses if Party A needs to arrange other faster shipping methods in case it cannot ship the Products in the 3-days.

3. Party C shall get the certification of damage from the delivery company if Party C finds the Products are damaged and shall notify Party A for compensation within 3 days upon receiving the Products. Party A shall not pay for the compensation if Party C cannot provide the certification of damage or does not notify Party A within 3 days.

Article 5: Task and Evaluation

1. During the term of this agreement, the task of Party C in the first year is as follow: (Unit: piece, 300 boxes / piece)

Products \ Month	Sept.	Oct.	Nov.	Dec.	Jan.	Feb.	Mar.	Apr.	May	Jun.	Jul.	Aug.	Total
IB-LIVE	1000	/	/	1000	1000	1000	1000	1000	1000	1000	1000	1000	10000

2. Evaluation

(1) Task evaluation: Party C shall be evaluated since the date the sales management agreement is signed. If the quarterly task completion rate is below 70%, Party A shall have the right to reduce the authorized areas or cancel Party C’s agent qualification and terminate the cooperation with Party C.

(2) If Party C fails to take delivery for two consecutive months in a row, Party C shall be deemed to have waived its sales management right.

(3) In order to help Party C to develop business, Party A shall provide a certain number of samples. The rate for the free sample is 1/10 of the ordered Products in the first quarter, 1/15 of the ordered Products in the second quarter and 1/20 of the ordered Products after that.

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Article 6: Rights and Obligations

Party A

1. Party A shall provide the Products that conform to the national quality, safety and food standards.

2. P arty A shall provide all the necessary permits for Party B and Party C to sell the Products.

3. Party A shall ship the Products within 3 days upon receiving Party C’s delivery notice. If Party A cannot deliver on schedule due to special circumstances, Party A shall inform Party C in time.

4. Party A has the right to monitor Party C’s sales channel and retail price.

5. Party A has the obligation to provide help to Party B and Party C on market planning and cooperate with Party B and Party C in large promotion activities.

6. Party A shall provide the necessary samples for Party C to comply with formalities. If the sample doesn’t meet requirement upon inspection, the inspection fee shall be paid by Party A.

Party B

1. Party B shall operate legally in the authorized areas and has an obligation to protect Party A’s corporate image.

2. Party B shall provide the following documents to Party A (copies with company seal): business license, business certificate, tax registration certificate, organization code certificate, identification of legal representative, internal basic information and local resources information. All the documents shall be true and valid during the agreement period.

3. Party B shall be in charge of the daily management of Party C on behalf of Party A.

Party C

1. Party C shall ensure that the retail price of Party A’s Products shall be no less than             * box. Otherwise, Party A has the right to penalize Party C up to cancel its rights of the agent, sales management and platform operation for the Products, and Party B and Party C shall bear the corresponding liability and economic losses. Any price adjustment shall be settled in a supplementary agreement after negotiation and agreed by all three parties.

2. Within the areas stipulated in this agreement, Party C shall assume all the legal liability for any agreements of the operating activities and commitments to perform relating to Party A’s Products.

3. After Party A provides the permits, Party C shall bear all the expenses for the Products filings, sales, promotion and other marketing and management expenses.

Article 7: Product Quality and Return and Exchange Policy

1. Party C can exchange Products unconditionally due to quality problem of the Products and Party A shall bear the exchange expenses and the losses caused by the quality problems. Party A shall protect Party B and Party C from any such losses.

2. No exchange or return without a justified reason.

* This provision has been purposely omitted and separately filed with the Commission. Confidential treatment has been requested with respect to such portion of this Agreement.

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Article 8 The overall term of this Agreement shall be from September 01, 2017 to December 25, 2022. The agreement shall be renewed every year. In principle, the annual task shall increase by 20% on the basis of that of the previous year. The annual task, pricing, promotion expenses for each year during the five-year period shall be made through negotiation among three parties based on specific circumstances and enter into supplement agreements. The annual agreement when signed should not be changed fundamentally without any special circumstances.

Article 9 If Party B and Party C request to continue selling, managing and operating Party A’s Products after the termination of this agreement, they have the right to request Party A to renew the agreement. Party A shall agree to renew the agreement if the following conditions are met:

1. Over 90% (including 90%, in RMB amount) of the task for the previous year required in the agreement has been met;

2. No serious violation of Party A’s sales management polices during the agreement term.

Article 10 All disputes arising from the performance of this agreement shall be resolved through friendly negotiation among three parties. In case no settlement can be reached through negotiation, all three parties agree to resolve it through litigation with the People’s Court where Party A is located as the competent court.

Article 11 Market management policies, sales policies, management methods of transregional sales and transshipments of Party A shall be an integrated part of the agreement. The right to interpretation of this agreement belongs to Party A.

Article 12 The first year of this Agreement shall be September 01, 2017 to August 31, 2018.

Article 13 This agreement is made in triplicate, each party hold one copy. Parties hereto may revise or supplement matters not mentioned herein through negotiation. Supplemental agreements shall have the same legal effect as this agreement.

Article 14 Any date in this Agreement shall be delayed to the next business day if it falls into a statutory holiday.

Party A: (Seal)	Party B: (Seal)	Party C: (Seal)

Shaanxi Entai Bio-Technology Co. Ltd.	Xi’an Hedetang Nutritious Food Research Institute Co. Ltd.	GlobalKey Supply Chain Ltd.

Date: September 20, 2017	Date: September 20, 2017	Date: September 20, 2017

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